Exhibit 10.3

Fidelity National Information Services, Inc.

Notice of Performance Stock Unit Grant

You (the “Grantee”) have been granted the following award of performance stock units (the “Performance Stock Units”) denominated in shares of common stock of Fidelity National Information Services, Inc. (the “Company”), par value $0.01 per share (“Shares”), pursuant to the Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan (the “Plan”):

Grantee:	«Name»
Number of Performance Stock Units Granted (Target):	«Shares»
Grant Date:	«Date»
Vesting and Period of Restriction:	See Exhibit A
Measurement Periods:	See Exhibit A

See the Performance Stock Unit Award Agreement for the specific provisions related to this Notice of Performance Stock Unit Grant and other important information concerning this award. To the extent any provision in this Notice of Performance Stock Unit Grant and the related Performance Stock Unit Award Agreement is inconsistent with a provision of the Plan Prospectus, the provisions of the Notice of Performance Stock Unit Grant and the related Performance Stock Unit Award Agreement shall govern.

Fidelity National Information Services, Inc.

2022 Omnibus Incentive Plan
Performance Stock Unit Award Agreement

Section 1. GRANT OF PERFORMANCE STOCK UNITS

(a) Performance Stock Unit. On the terms and conditions set forth in the Notice of Performance Stock Unit Grant (the “Grant”) and this Performance Stock Unit Award Agreement (this “Agreement”), the Company grants to the Grantee on the Grant Date specified in the Grant the Performance Stock Units set forth in the Grant and the Grantee, by acceptance hereof, agrees to the terms and conditions of this Agreement.

(b) Plan and Defined Terms. The Performance Stock Units are granted pursuant to the Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan (the “Plan”). All terms, provisions, and conditions applicable to the Performance Stock Units set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof or the Grant is inconsistent with a provision of the Plan, the provisions of the Plan shall govern. All capitalized terms that are used in the Grant or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.

Section 2. FORFEITURE; TRANSFER RESTRICTIONS; AND CHANGE IN CONTROL
(a) Forfeiture. The Performance Stock Units shall be subject to forfeiture until the Performance Stock Units vest in accordance with Exhibit A, except (i) in the case of death, Disability (as defined below), Qualified Full Retirement (as defined below), Qualified Early Retirement (as defined below), Qualified Involuntary Termination (as defined below), or Termination Without Cause (as defined below) of the Grantee or (ii) to the extent otherwise provided by this Agreement or the provisions of an employment agreement between the Company or its Subsidiary and the Grantee which is in effect as of the Grant Date. All unvested Performance Stock Units shall be forfeited for no consideration upon the termination of the Grantee’s employment with the Company or its Subsidiary for any reason, provided that:

(i)In the event of the Grantee’s death or Disability, the number of unvested Performance Stock Units determined in accordance with this Section 2(a)(i) shall vest as of the date of the Grantee’s death or Disability and become free of any forfeiture and transfer restrictions described in this Agreement, and as soon as practicable (and in no case more than two and a half months) after the Grantee’s death or Disability, the Company will make payment to the Grantee in respect of the vested Performance Stock Units by delivering to the Grantee a number of Shares equal to the number of Performance Stock Units that vested in accordance with this Section 2(a)(i) less any required tax withholding pursuant to Section 7(b) of this Agreement. If the date of the Grantee’s death or Disability occurs on or after the final Measurement Period End Date (including the TSR Modifier described in Exhibit A) (as set forth in Exhibit A), the number of Performance Stock Units that vest shall be determined based on actual performance results in respect of all of the performance goals in accordance with Exhibit A (the “Performance Goals”) for the Measurement Periods (the “Actual Performance Achievement”). If the date of the Grantee’s death or Disability occurs prior to the final Measurement Period End Date, the number of Performance Stock Units that vest shall be (A) the number of the Banked Performance Stock Units (as defined in Exhibit A) in respect of any Measurement Period that has been completed as of the date of the Grantee’s death or Disability (without application of the TSR Modifier), and (B) the target number of outstanding Portion of Performance Stock Units Eligible to be Earned (as set forth in Exhibit A) in respect of any Measurement Period that has not been completed as of the date of the Grantee’s death or Disability (assuming the target level achievement of Performance Goals (the “Target Performance Achievement”)), shall vest and become free of any forfeiture restrictions described in this Agreement.

(ii)If the Grantee’s employment with the Company or its Subsidiary terminates due to a Qualified Full Retirement prior to the vesting of the Performance Stock Units and if the unvested Performance Stock Units have been outstanding for a period of at least nine (9) months as of the date of the Grantee’s eligible retirement date specified in the Notice of Retirement (as defined below), then all such unvested Performance Stock Units shall continue to be earned and eligible to vest in accordance with Exhibit A (disregarding the continuous employment condition through the third anniversary of the Grant Date) and the terms of this Agreement. Any unvested Performance Stock Units that have been outstanding for a period of less than nine (9) months as of the Grantee’s eligible retirement date specified in the Notice of Retirement shall be immediately forfeited for no consideration upon the termination of the Grantee’s employment with the Company or its Subsidiary. If the Grantee gives Notice of Retirement meeting all of the requirements under the Qualified Retirement Equity Program (as defined below) and the Company specifies an approved retirement date that is prior to the date on which the Performance Stock Units have been outstanding for at least nine (9) months, such affected Performance Stock Units shall continue to be treated as an Eligible Equity Award (as defined in the Qualified Retirement Equity Program). Performance Stock Units that are earned and become vested pursuant to this Section 2(a)(ii) shall be paid on the Payment Date (as defined in Section 3 hereof) in accordance with Section 3 hereof. The continued vesting due to a Qualified Full Retirement described herein is contingent upon the Grantee’s compliance with the provisions of Section 6 of this Agreement (including, upon request by the Company, the Grantee’s execution of a compliance certificate confirming the Grantee’s compliance with Section 6 of this Agreement) and the execution (and non-revocation, if such option is provided) of a release of all claims against the Company and its affiliates and other related entities and persons and containing certain other provisions as is reasonably required by the Company. To be eligible for a Qualified Full Retirement, the Grantee must provide Notice of Retirement in accordance with the terms of the Qualified Retirement Equity Program.

(iii)If the Grantee’s employment with the Company or its Subsidiary terminates due to a Qualified Early Retirement prior to the vesting of the Performance Stock Units (such date of termination, the “Early Retirement Date”), then such unvested Performance Stock Units shall be eligible to vest in accordance with Exhibit A (disregarding the continuous employment condition through the third anniversary of the Grant Date) and the terms of this Agreement with respect to (A) the aggregate number of the Banked Performance Stock Units (if any) in respect of any Measurement Period(s) completed prior to the Early Retirement Date and (B) the Portion of Performance Stock Units Eligible to be Earned in respect of the Measurement Period in which the Early Retirement Date occurs (x) that is first prorated (using the target number of shares underlying such portion) based on the ratio of the number of days that lapsed from the start date of the applicable Measurement Period through the Early Retirement Date, divided by the total number of days between the start date and the end date of the applicable Measurement Period, and (y) that is actually earned (for this purpose, using the prorated target number of shares determined pursuant to clause (x) as the target number of shares subject to the Portion of Performance Stock Units Eligible to be Earned in respect of such Measurement Period) based on the achievement of the applicable performance goals in respect of such Measurement Period (such earned Performance Stock Units, as determined pursuant to clauses (A) and (B), “Early Retirement Pro-Rata PSUs”). Such Early Retirement Pro-Rata PSUs shall remain subject to the adjustment based on a TSR Modifier set forth in Exhibit A at the end of the final Measurement Period but shall not be subject to the Time-Based Restriction set forth in Exhibit A. For the avoidance of doubt, all other unvested Performance Stock Units as of the Early Retirement Date (including any Portion of Performance Stock Units Eligible to be Earned in excess of the prorated amount described in clause (x) above) shall be immediately forfeited for no consideration upon the termination of the Grantee’s employment with the Company or its Subsidiary. All Performance Stock Units that become vested pursuant to this Section 2(a)(iii) shall be paid on the Payment Date in accordance with Section 3 hereof. The vesting of any Performance Stock Units pursuant to a Qualified Early Retirement described herein is contingent upon the Grantee’s compliance with the provisions of Section 6 of this Agreement (including, upon request by the Company, the Grantee’s execution of a compliance certificate confirming the Grantee’s compliance with Section 6 of this Agreement) and the execution (and non-revocation, if such option is provided) of a release of all claims against the Company and its affiliates and other related entities and persons and containing certain other provisions as is reasonably required by the Company. To be eligible for a Qualified Early Retirement, the Grantee must provide Notice of Retirement in accordance with the terms of the Qualified Retirement Equity Program.

(iv)If the Grantee’s employment with the Company or its Subsidiary terminates due to a Qualified Involuntary Termination prior to the vesting of the Performance Stock Units, then all such unvested Performance Stock Units as of the date of Grantee’s Qualified Involuntary Termination shall continue to be earned and eligible to vest with respect to the Performance Restriction in accordance with the terms of this Agreement for twelve (12) months immediately following the date of Grantee’s Qualified Involuntary Termination, at which point any unvested Performance Stock Units that have not become Banked Performance Stock Units as of the end of such twelve (12) month period shall be immediately forfeited for no consideration, and any unvested Performance Stock Units that have become Banked Performance Stock Units shall remain subject to the adjustment based on a TSR Modifier set forth in Exhibit A at the end of the final Measurement Period but shall not be subject to the Time-Based Restriction set forth in Exhibit A. All Performance Stock Units that become vested pursuant to this Section 2(a)(iv) shall be paid on the Payment Date in accordance with Section 3 hereof. The continued vesting due to a Qualified Involuntary Termination described herein is contingent upon the Grantee’s compliance with the provisions of Section 6 of this Agreement and the execution (and non-revocation, if such option is provided) of a release of all claims against the Company and its affiliates and other related entities and persons and containing certain other provisions as is reasonably required by the Company.

(v)If the Grantee’s employment with the Company or its Subsidiary terminates due to a Termination Without Cause prior to the vesting of the Performance Stock Units (other than if the Grantee is discharged by the Company for reasons related to the Grantee’s work performance, as determined by the Company in its sole discretion, including, without limitation, termination for poor job performance, misconduct or violation of Company policies or rules, in which case all unvested Performance Stock Units shall be forfeited for no consideration) and such termination is not a Qualified Involuntary Termination (such date of termination, the “Termination Date”), then such unvested Performance Stock Units shall be eligible to vest in accordance with Exhibit A (disregarding the continuous employment condition through the third anniversary of the Grant Date) and the terms of this Agreement with respect to (A) the aggregate number of the Banked Performance Stock Units (if any) in respect of any Measurement Period(s) completed prior to the Termination Date and (B) the Portion of Performance Stock Units Eligible to be Earned in respect of the Measurement Period in which the Termination Date occurs (x) that is first prorated (using the target number of shares underlying such portion) based on the ratio of the number of days that lapsed from the start date of the applicable Measurement Period through the Termination Date, divided by the total number of days between the start date and the end date of the applicable Measurement Period, and (y) that is actually earned (for this purpose, using the prorated target number of shares determined pursuant to clause (x) as the target number of shares subject to the Portion of Performance Stock Units Eligible to be Earned in respect of such Measurement Period) based on the achievement of the applicable performance goals in respect of such Measurement Period (such earned Performance Stock Units, as determined pursuant to clauses (A) and (B), “Pro-Rata PSUs”). Such Pro-Rata PSUs shall not be subject to the Time-Based Restriction set forth in Exhibit A. For the avoidance of doubt, all other unvested Performance Stock Units as of the Termination Date (including any Portion of Performance Stock Units Eligible to be Earned in excess of the prorated amount described in clause (x) above) shall be immediately forfeited for no consideration upon the termination of the Grantee’s employment with the Company or its Subsidiary. All Performance Stock Units that become vested pursuant to this Section 2(a)(v) shall be paid on the Payment Date in accordance with Section 3 hereof. The vesting of any Performance Stock Units pursuant to a Termination Without Cause described herein is contingent upon the Grantee’s compliance with the provisions of Section 6 of this Agreement and the execution (and non-revocation, if such option is provided) of a release of all claims against the Company and its affiliates and other related entities and persons and containing certain other provisions as is reasonably required by the Company.

(vi)For purposes hereof:

(1)“Cause” shall have the meaning ascribed to such term in the Grantee’s employment agreement with the Company or its Subsidiary or any severance policy of the Company or its Subsidiary and which is applicable to the Grantee, in each case, as in effect as of the Grant Date. If the Grantee’s employment agreement or any applicable severance policy does not define the term “Cause,” or if the Grantee has not entered into an employment agreement with the Company or its Subsidiary, “Cause” shall mean (A) persistent failure to perform duties consistent with a commercially reasonable standard of care, (B) willful neglect of duties, (C) commission or conviction of, or pleading guilty or nolo contendere to, criminal or other illegal activities involving dishonesty or moral turpitude, (D) commission of an act of fraud or an omission constituting fraud, (E) material breach of this Agreement, including without limitation, any breach of Section 6 of this Agreement, (F) material breach of the Company’s business, employment or similar policies, accounting practices, codes of conduct or standards of ethics, or (G) failure to materially cooperate with or impeding an investigation authorized by the Board.

(2)“Disabled” or “Disability” shall mean (i) the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) the Grantee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Grantee.

(3)“Good Reason” shall apply in this Agreement only if the Grantee has an employment agreement with the Company or its Subsidiary or is subject to a severance policy of the Company or its Subsidiary, in each case, as in effect as of the Grant Date, which has an applicable Good Reason provision and, in such case, “Good Reason” shall have the meaning ascribed to that term in such employment agreement or severance policy.

(4)“Qualified Early Retirement”1 shall mean the Grantee’s voluntary retirement from employment with the Company or its Subsidiary, upon six (6) months’ prior written notice to the Company (the “Notice of Retirement”) that is provided upon or after the Grantee’s attaining a minimum of sixty-five (65) “points” as determined upon the date of Notice of Retirement, comprised of the Grantee’s age upon the date of Notice of Retirement with a minimum age of fifty-five (55) years, plus the Grantee’s Years of Service upon the date of Notice of Retirement with a minimum of five (5) Years of Service.

(5)“Qualified Full Retirement”1 shall mean the Grantee’s voluntary retirement from employment with the Company or its Subsidiary, upon six (6) months’ Notice of Retirement that is provided upon or after the Grantee’s attaining a minimum of seventy-five (75) “points” as determined upon the date of Notice of Retirement, comprised of the Grantee’s age upon the date of Notice of Retirement with a minimum age of sixty (60) years, plus the Grantee’s Years of Service upon the date of Notice of Retirement with a minimum of fifteen (15) Years of Service.

(6) “Qualified Involuntary Termination” shall mean the Grantee’s Termination Without Cause at a time when the Grantee would have satisfied the age and service requirements for a Qualified Full Retirement on the date of termination.

(7)“Qualified Retirement Equity Program” shall mean the Company’s Amended and Restated Qualified Retirement Equity Program approved by the Compensation Committee of the Board, effective as of January 30, 2024, as may be amended or restated from time to time.

(8)“Termination Without Cause” shall mean the involuntary termination of the Grantee’s employment by the Company or its Subsidiaries without Cause (and other than due to death or Disability).

(9)“Years of Service” shall mean the total consecutive and continuous service with the Company, a Subsidiary or a predecessor entity of the Company or its Subsidiary, as an Employee.

(vii)If any provision of this Section 2 conflicts with any provision of an employment agreement by and between the Grantee and the Company or its affiliate or Subsidiary, in effect as of the Grant Date, such conflicting provisions of the Grantee’s employment agreement shall supersede any such conflicting provisions in Section 2 of this Agreement to the extent they are more favorable to the Grantee.

(b) Transfer Restrictions. Until payment of Shares is made by the Company with respect to any vested Performance Stock Units pursuant to Section 3 of this Agreement, the Performance Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of.
(c) Lapse of Restrictions. The Period of Restriction shall lapse as to the Performance Stock Units in accordance with Exhibit A. For the avoidance of doubt, once Performance Stock Units vest, the Period of Restriction lapses as to those Performance Stock Units. Subject to the terms of the Plan and Sections 4(d)
1 Reflects the definition of a Qualified Early Retirement or Qualified Full Retirement for participants located in the United States. Eligibility definitions for a Qualified Early Retirement or Qualified Full Retirement may vary for participants located outside of the United States to comply with applicable law. Please consult The People Office for the applicable definition of a Qualified Early Retirement or Qualified Full Retirement for participants located outside of the United States and for the current notification process in place at the time you wish to provide Notice of Retirement.

and 6(b) hereof, upon lapse of the Period of Restriction, the Grantee shall be entitled to payment in accordance with Section 3 hereof.

(d) Change in Control.
(i)Subject to Section 2(d)(ii) below, in the event of a Change in Control (including, for the avoidance of doubt, a Change in Control that occurs within three (3) months following an Involuntary Termination of the Grantee), (A) if the Measurement Periods have been completed prior to the Change in Control, any outstanding Performance Stock Units eligible to vest in respect of the Measurement Periods, but in respect to which payment has not been made, shall immediately vest in an amount equal to the number of Performance Stock Units eligible to vest based on the greater of (1) the Target Performance Achievement for the Measurement Periods or (2) the Actual Performance Achievement for the Measurement Periods, as determined by the Committee in its sole discretion prior to the Change in Control, and (B) if the Measurement Periods have not been completed prior to the Change in Control, all outstanding Performance Stock Units eligible to vest in respect of the Measurement Periods shall vest in an amount equal to the number of Performance Stock Units eligible to vest based on the greater of (1) the Target Performance Achievement for the Measurement Periods or (2) the projected actual performance results in respect of the Performance Goals for the Measurement Periods based on the level of projected achievement of the Performance Goals and TSR goals for the Measurement Periods that are reasonably determinable, as determined by the Committee in its sole discretion prior to the Change in Control, but, in each case, payment of such vested Performance Stock Units shall not be made in respect of any such vested Performance Stock Units until such time that the Performance Stock Units would have otherwise become payable in accordance with Section 3 of this Agreement (absent the occurrence of such Change in Control). Notwithstanding the preceding sentence, in the event of an Involuntary Termination of the Grantee within twenty-four (24) months following the Change in Control, payment shall be made in respect of any such vested Performance Stock Units (unless required to be made earlier pursuant to Section 3 hereof) as soon as practicable (and in no case more than thirty (30) days) after the date of such Involuntary Termination, subject to any delay in payment required by Section 7(j) of this Agreement; provided, however, if the Performance Stock Units are nonqualified deferred compensation within the meaning of Section 409A of the Code and in the event that the Change in Control is not a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Code Section 409A(a)(2)(A)(v), then payment shall not be made in respect of any such vested Performance Stock Units until such time that the Performance Stock Units would have otherwise become payable in accordance with the provisions of this Agreement (absent the occurrence of such Change in Control and the Involuntary Termination of the Grantee) to the extent required to comply with Section 409A of the Code.
(ii)If the outstanding Performance Stock Units that would otherwise vest pursuant to Section 2(d)(i) above are assumed (or a substantially equivalent award is substituted therefor) or otherwise remain outstanding following the Change in Control other than any Performance Stock Units in respect of which an Involuntary Termination of the Grantee occurred prior to a Change in Control, then all such Performance Stock Units shall, immediately prior to or upon such Change in Control, be converted into restricted stock units in respect of an equivalent number of Shares (or common securities of the acquirer or a parent thereof) subject only to the Time-Based Restriction (the “Converted RSUs”). Such Converted RSUs shall vest on the same terms as specified herein (absent the occurrence of such Change in Control); provided, that in the event of the Involuntary Termination of the Grantee within twenty-four (24) months following the Change in Control, such Converted RSUs shall immediately vest in full upon the date of such Involuntary Termination and payment shall be made in respect of any such vested Converted RSUs (unless required to be made earlier pursuant to Section 3 hereof) as soon as practicable (and in no case more than thirty (30) days) upon the date of such vesting date, subject to any delay in payment required by Section 7(j) of this Agreement; provided, however, if the Performance Stock Units are nonqualified deferred compensation within the meaning of Section 409A of the Code and in the event that the Change in Control is not a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Code Section 409A(a)(2)(A)(v), then payment shall not be made in respect of any such vested Performance Stock Units until such time that the Performance Stock Units would have otherwise become payable in accordance with the provisions of this Agreement (absent the occurrence of such Change in Control and the Involuntary Termination of the Grantee) to the extent required to comply with Section 409A of the Code.

Section 3. PAYMENT IN RESPECT OF PERFORMANCE STOCK UNITS

Except as specifically provided herein, as soon as practicable (and in no case more than thirty (30) days) after the third anniversary of the Grant Date (the “Payment Date”), the Company shall make payment to the Grantee in respect of the vested Performance Stock Units by delivering to the Grantee a number of Shares equal to the number of Performance Stock Units that vested [less any required tax withholding pursuant to Section 7(b) of this Agreement.

Section 4. TRADING STOCK AND SHAREHOLDER RIGHTS; TRANSFER RESTRICTIONS; HOLDING REQUIREMENT FOLLOWING PERIOD OF RESTRICTION

(a)The Grantee is subject to insider trading liability if the Grantee is aware of material, nonpublic information when making a purchase or sale of Company stock. In addition, if the Grantee is an Officer (as defined in Rule 16a-1(f) of the Exchange Act or appointed by the Board), or someone designated as an “insider” by the Company, the Grantee is subject to blackout restrictions that prevent the sale of Company stock during certain time periods referred to as “blackout periods.”

(b)The Grantee shall not have any rights as a shareholder of the Company in connection with these Performance Stock Units and the Grantee’s interest in the Performance Stock Units shall make the Grantee only a general, unsecured creditor of the Company, unless and until the Shares are distributed to the Grantee. Following delivery of Shares, the Grantee shall have all rights as a shareholder with respect to such Shares.

(c)The Grantee may also be subject to the Company’s hedging and pledging policy. For designated executive officers, the policy prohibits (i) directly or indirectly engaging in hedging or monetization transactions with the Performance Stock Units and Shares; (ii) engaging in short sale transactions with the Performance Stock Units and Shares; and (iii) pledging the Performance Stock Units and Shares as collateral for a loan, including through the use of traditional margin accounts with a broker. For the Grantee who is not such designated executive officer, the policy prohibits (i) directly or indirectly engaging in hedging or monetization transactions with the Performance Stock Units and Shares and (ii) engaging in short sale transactions with the Performance Stock Units and Shares.

(d)If and when the Grantee is an Officer (as defined in Rule 16a-1(f) of the Exchange Act or appointed by the Board), the Grantee may not sell, assign, pledge, exchange, hypothecate or otherwise transfer, encumber or dispose of fifty percent (50%) of any Shares paid to the Grantee pursuant to Section 3 (net of any shares required to be sold, withheld or otherwise to satisfy tax withholding pursuant to Section 7(b)), until such time as the officer’s total equity holdings satisfy the equity ownership guidelines adopted by the Compensation Committee of the Board; provided, however, that this Section 4(d) shall not prohibit the Grantee from exchanging or otherwise disposing of Shares in connection with a Change in Control or other transaction in which Shares held by other Company shareholders are required to be exchanged or otherwise disposed.

SECTION 5.    DIVIDEND EQUIVALENTS

(a) Any dividend equivalents earned with respect to Performance Stock Units that remain subject to a Period of Restriction shall not be paid to the Grantee but shall be held by the Company.

(b) Such held dividend equivalents shall be subject to the same Period of Restriction as the Performance Stock Units to which they relate.

(c) Any dividend equivalents held pursuant to this Section 5 which are attributable to Performance Stock Units that vest pursuant to this Agreement shall be paid to the Grantee at the same time payment is made hereunder with respect to such Performance Stock Units.

(d) Dividend equivalents attributable to Performance Stock Units forfeited pursuant to Section 2 of this Agreement shall be forfeited to the Company for no consideration on the date such Performance Stock Units are forfeited.

Section 6. GRANTEE OBLIGATIONS; RESTRICTIVE COVENANTS

The Grantee has occupied a position of trust and confidence and has had and will have access to, has developed and will develop, and has and will become informed of Confidential Information (defined below). The Grantee therefore agrees to the obligations contained in this Section 6, which are reasonably designed and necessary and specifically intended to protect the legitimate business interests of the Company, its affiliates and Subsidiaries, their goodwill, and the Confidential Information, without reasonably restricting the Grantee’s post-employment opportunities.

(a)    Confidential Information. Except as required by law or as authorized by the Company in furtherance of the Grantee’s employment, and subject to Section 6(g) below, the Grantee will not at any time during or after the Grantee’s employment directly or indirectly, use, disclose, or take any action which may result in the use or disclosure of, any Confidential Information. “Confidential Information” shall mean all confidential competitive pricing, purchasing, sales, customer, marketing, proprietary, trade secret (as defined under applicable law) and other information or materials relating or belong to the Company, its affiliates and Subsidiaries (whether or not reduced to writing) or provided by a Customer (defined below), Prospective Customer (defined below) or other third party on a confidential basis, including without limitation all non-public information furnished or disclosed to or otherwise obtained by the Grantee in the course of the Grantee’s employment, and further includes without limitation the following non-public information: financial positions, financing arrangements, methods, processes, Customers, Prospective Customers, accounts, analyses, systems, charts, programs, procedures, patented or unpatented inventions, discovery and improvements, and strategies. “Confidential Information” does not include information that lawfully is or becomes generally and publicly known outside of the Company, its affiliates and Subsidiaries, or that has been independently developed and disclosed by others with proper authority to do so, in each case other than the Grantee’s breach of this Agreement or breach by another person or entity of some other obligation to the Company, its affiliates or Subsidiaries. The Grantee agrees that all Confidential Information is the sole property of any or all of the Company, its affiliates and Subsidiaries.

(b)    Noncompetition, Nonsolicitation and Non-Hire. SEE APPENDIX “A” FOR STATE SPECIFIC MODIFICATIONS TO THESE RESTRICTIONS.

During the Grantee’s employment and for a period ending on the later of (A) one year after the termination of the Grantee’s employment, for any reason (other than a Qualified Full Retirement or Qualified Early Retirement), or (B) in the case of a termination of the Grantee’s employment due to a Qualified Full Retirement or Qualified Early Retirement for purposes of post-termination vesting, the later of one year after the termination of the Grantee’s employment or the date on which the Performance Stock Units become fully vested in accordance with Section 2(a)(ii) or 2(a)(iii) herein, the Grantee agrees:

(1)that, in the Restricted Territory, the Grantee shall not, directly or indirectly: (i) become an employee, consultant, director, advisor, principal, partner or substantial shareholder of any Competitive Business; (ii) become an employee, consultant, director, advisor, principal, partner or substantial shareholder of any Customer or Prospective Customer; or (iii) solicit or accept any business that directly competes with the Company or any of its affiliates or Subsidiaries in their principal products and services from any Customer or Prospective Customer; and

(2)not to, directly or indirectly, on behalf of the Grantee or any Competitive Business, hire or solicit for employment, partnership or engagement as an independent contractor any person who was an employee of the Company or any of its affiliates or Subsidiaries during the period of twelve (12) months prior to any such improper solicitation, hire or engagement.

Notwithstanding the foregoing, if the Grantee resides in a state listed on Appendix A, the applicable state specific modification contained in Appendix A shall apply.

In this Section:

(i)    “Competitive Business” shall mean any firm or business that directly competes with any business unit of the Company or any of its affiliates or Subsidiaries in which the Grantee has worked during the two-year period prior to termination of his or her employment;

(ii)    “Customer” shall mean any business or person for which the Company or its affiliates or Subsidiaries provided products or services during the twelve (12) months prior to the termination of the Grantee’s employment with respect to whom, at any time during the twelve-month period preceding the termination of the Grantee’s employment by either party for any or no reason, the Grantee (A) performed services on behalf of the Company or its affiliates or Subsidiaries; or (B) had substantial contact or acquired or had access to Confidential Information as a result of or in connection with the Grantee’s employment with the Company or its affiliates or Subsidiaries;

(iii)    “Prospective Customer” shall mean any business or person from which the Company or any of its affiliates or Subsidiaries actively solicited business within the twelve (12) months prior to the termination of the Grantee’s employment with respect to whom, at any time during the twelve-month period preceding the termination of the Grantee’s employment by either party for any or no reason, the Grantee (A) submitted or assisted in the submission of a presentation or proposal of any kind on behalf of the Company or its affiliates or Subsidiaries; or (B) had substantial contact or acquired or had access to Confidential Information as a result of or in connection with the Grantee’s employment with the Company or its affiliates or Subsidiaries; and

(iv)    “Restricted Territory” shall mean any country or other geographic scope in which the Company or its affiliates or Subsidiaries conducted business in the twelve (12) months prior to the termination of the Grantee’s employment in relation to which the Grantee had material responsibilities.

(c)     The Grantee expressly acknowledges and agrees with the reasonableness of the terms in this Section 6 and agrees not to contest these before a court or arbitrator of competent jurisdiction on such grounds. The Grantee agrees that any breach of Section 6 will result in immediate and irreparable harm to the Company and its affiliates and Subsidiaries for which damages alone are an inadequate remedy and cannot readily be calculated. Accordingly, the Grantee agrees that the Company and its affiliates and Subsidiaries shall be entitled to temporary, preliminary and permanent injunctive relief and other equitable relief prohibiting the Grantee from committing or continuing to commit any such actual or threatened breach, without posting bond or other security or limiting other available remedies.

(d)    If a court or arbitrator of competent jurisdiction determines that any provision of this Section 6 is unenforceable, such provisions shall be deemed modified and so enforced to the fullest extent possible and, the Grantee and the Company expressly agree to modification of the affected restriction(s) accordingly.

(e)No provision of this Section 6 shall apply to restrict the Grantee’s conduct, or trigger any reimbursement or recoupment obligations under this Agreement, in any jurisdiction where such provision is, on its face, unenforceable and/or void as against public policy, unless the provision may be construed, amended, reformed or equitably modified to be enforceable and compliant with public policy, in which case, the provision shall apply as construed, amended, reformed or equitably modified.

(f)    The Grantee also recognizes and acknowledges that the value of the Performance Stock Units he or she is receiving under this Agreement represents a portion of the Grantee’s value to the Company such that if the Grantee breaches the restrictive covenant by working for or with a competitor, thereby transferring such value to the competitor, the value of the Performance Stock Units represents a reasonable measure of a portion of the monetary damages for such breach. Thus, in the event of a breach by the Grantee of any applicable restriction contained in this Section 6, such breach shall be considered a material breach of the terms of the Plan, and any other program, plan or arrangement by which the Grantee receives equity in the Company. Therefore, besides prospective injunctive relief, if the Grantee breaches any restrictive covenant contained in this Section 6 as applicable to the Grantee, the Company shall also be entitled to revoke any unvested Performance Stock Units and recover any shares (or the gross value of any shares) deliverable to the Grantee pursuant to this Agreement and, pursuant to Florida law, shall be entitled to recover its costs and attorney’s fees incurred in securing relief under this Section 6. Additionally, if the Company is investigating an alleged breach or threat of breach of any applicable restrictive covenant in this Section 6 by the Grantee, the Company may restrict any Shares hereunder from being sold or transferred until it has completed its investigation without any resulting liability to the

Grantee, and shall remove such restriction placed on such shares only upon its determination in good faith that the Grantee is not in violation of such restrictive covenant(s) or has agreed otherwise in writing with the Grantee.

(g)    Notwithstanding anything in this Agreement, including Section 6(a), to the contrary, nothing in this Agreement shall be construed to prevent or to have prevented throughout the Grantee’s employment, the Grantee from (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal or state governmental agency, law enforcement agency or legislative body, any self-regulatory organization, or the Company's designated legal compliance officer; or (iii) filing, testifying, providing information to, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law including any such matter relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self- regulatory organization. Furthermore, the U.S. Defend Trade Secrets Act of 2016 provides that: (1) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement prohibits or creates liability for any such protected conduct.

(h)    The Grantee agrees (i) to disclose to the Company the name and address of any person or entity with whom the Grantee accepts an offer of employment during the period specified in Section 6(b) above, which the Grantee agrees to provide to the Company within seven (7) days of the Grantee’s acceptance of such offer of employment; (ii) to promptly disclose the Grantee’s obligations to the Company and its affiliates under Section 6 of this Agreement to any future employer or other person or entity with whom the Grantee may become, or may seek to become, employed or engaged to perform services of any kind following the Grantee’s employment with the Company or any of its affiliates; and (iii) the Company may, in its discretion, disclose this Agreement or any part thereof to any such actual or prospective employer or other person or entity, and that the Grantee shall not have or assert any claims of any kind against the Company for doing so.

SECTION 7.    MISCELLANEOUS PROVISIONS

(a) Acknowledgements. The Grantee hereby acknowledges that he or she has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their respective terms and conditions. The Grantee acknowledges that there may be tax consequences upon the vesting of the Performance Stock Units or the transfer of Shares paid to the Grantee under this Agreement and that the Grantee should consult an independent tax advisor.

(b) Tax Withholding. Pursuant to Article 21 of the Plan, the Company shall have the power and right to deduct or withhold an amount sufficient to satisfy any federal, state and local taxes (including the Grantee’s FICA taxes) required by law to be withheld with respect to the Performance Stock Units. The Company may condition the delivery of Shares (or the vesting of the Performance Stock Units, if applicable) upon the Grantee’s satisfaction of such withholding obligations. The Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the

Company withhold Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal, state and local tax purposes, as applicable, including the Grantee’s FICA taxes) that could be imposed on the transaction, and, to the extent the Company so permits, amounts in excess of the minimum statutory withholding to the extent it would not result in additional accounting expense. Such election shall be irrevocable, made in writing and signed by the Grantee, and shall be subject to any restrictions or limitations that the Company, in its sole discretion, deems appropriate.

(c) Ratification of Actions. By accepting this Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and the Grant by the Company, the Board or the Compensation Committee of the Board.

(d) Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the General Counsel of the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.

(e) Choice of Law. This Agreement and the Grant shall be governed by, and construed in accordance with, the laws of Florida, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Plan, this Agreement or the Grant to be governed by or construed in accordance with the substantive law of another jurisdiction.

(f) Arbitration. Subject to Article 3 of the Plan, any dispute or claim arising out of or relating to the Plan, this Agreement or the Grant shall be settled by binding arbitration before a single arbitrator in Jacksonville, Florida and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall decide any issues submitted in accordance with the provisions and commercial purposes of the Plan, this Agreement and the Grant, provided that all substantive questions of law shall be determined in accordance with the state and Federal laws applicable in Florida, without regard to internal principles relating to conflict of laws. Grantee irrevocably consents to the personal jurisdiction of the American Arbitration Association and any federal court within Jacksonville, Florida for any proceeding regarding this Agreement and Grantee waives any objection based on personal jurisdiction. Notwithstanding the foregoing, either party may in such party’s respective discretion pursue any and all claims and disputes arising under any provision of Section 6 in a court of competent jurisdiction, without being required to arbitrate any such claims (whether they seek monetary damages, any form of injunctive or declaratory relief or other remedies).

(g) Modification or Amendment. The Company may amend or modify the provisions of this Agreement at any time; provided that an amendment or modification that would materially impair the Grantee’s rights under this Agreement shall be subject to the written consent of the Grantee; provided, however, that the adjustments permitted pursuant to Section 4.3 of the Plan may be made without such written agreement. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
(h) Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason (after any modification under Section 6(d)), the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

(i) References to Plan. All references to the Plan (or to a Section or Article of the Plan) shall be deemed references to the Plan (or the Section or Article) as may be amended from time to time.

(j) Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Section 409A and the Plan and this Agreement shall be interpreted accordingly. All payments hereunder shall be deemed separate payments for purposes of Section 409A. For purposes of any payment hereunder in respect of Performance Stock Units subject to Section 409A, references to the Grantee’s termination of employment (or words of like import) shall mean the Grantee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)). Notwithstanding anything in the Plan, this Agreement or any employment agreement by and between the Grantee and the Company or its affiliate or Subsidiary to the contrary, if the Grantee is a “specified employee” under Section 409A, no payment hereunder that is subject to Section 409A shall be made as a result of a “separation from service” of the Grantee until the earlier of (i) the first business day following the six (6) month anniversary of the Grantee’s separation from service or (ii) the date of the Grantee’s death. Notwithstanding anything herein to the contrary, to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4)(ix), payment in respect of the Performance Stock Units subject to Section 409A may be accelerated in connection with a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) without the consent of the Grantee.

(k) Agreement Subject to Clawback. The Performance Stock Units and any Shares or dividend equivalents delivered pursuant to the Agreement are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy adopted by the Company and in effect as of the Grant Date, including without limitation the Company’s Excess Incentive Compensation Clawback Policy and any other policy which the Company may be required to adopt under applicable law or regulations.

(l) Investment Representation. The Grantee hereby covenants that (i) any sale of any Share acquired upon the vesting of the Performance Stock Units shall be made either pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws and (ii) the Grantee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the shares and, in connection therewith, shall execute any documents which the Company shall in its sole discretion deem necessary or advisable.

SECTION 8.    NATURE OF GRANT; NO ENTITLEMENT; NO CLAIM FOR COMPENSATION

The Grantee, in accepting the grant of Performance Stock Units, represents and acknowledges the following:

(a)The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time.

(b)The grant of the Performance Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past.

(c)All decisions with respect to future grants, if any, shall be at the sole discretion of the Compensation Committee of the Board.

(d)Any Shares acquired under the Plan are extraordinary items that are outside the scope of the Grantee’s employment agreement (if any) and are not part of the Grantee's normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.

(e)Any Shares subject to the Performance Stock Units are not intended to replace any pension rights or compensation.

(f)The Grantee has not been induced to participate in the Plan by any expectation of employment or continued employment with the Company or any of its affiliates or Subsidiaries.

(g)In the event that the Grantee’s employer is not the Company, the grant of the Performance Stock Units shall not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of the Performance Stock Units shall not be interpreted to form an employment contract with the Grantee’s employer or any affiliate or Subsidiary thereof.

(h)The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the Grantee vests in the Performance Stock Units, the value of any acquired Shares may increase or decrease. The Grantee understands that the Company is not responsible for any foreign exchange fluctuation between the United States dollar and the Grantee’s local currency that may affect the value of the underlying Shares.

(i)In consideration of the grant of the Performance Stock Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Stock Units or diminution in value of the Performance Stock Units or any of the Shares issuable under the Performance Stock Units from termination of the Grantee’s employment by the Company or his or her employer, as applicable (and for any reason whatsoever and whether or not in breach of contract or local labor laws) or notice to terminate employment having been given by the Grantee or the Grantee’s employer, and the Grantee irrevocably releases his or her employer, the Company and its affiliates and Subsidiaries, as applicable, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Agreement, the Grantee shall be deemed to have irrevocably waived the Grantee’s entitlement to pursue such claim.

SECTION 9.    DATA PRIVACY

(a)The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement by and among, as applicable, the Grantee’s employer, the Company or any of its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

(b)The Grantee understands that the Grantee’s employer, the Company and its Subsidiaries and affiliates, as applicable, hold certain personal information about the Grantee regarding the Grantee’s employment, the nature and amount of the Grantee’s compensation and the fact and conditions of the Grantee’s participation in the Plan, including, but not limited to, the Grantee’s name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and its affiliates and Subsidiaries, details of all options, restricted stock awards or units, performance units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).

(c)The Grantee understands that the Data may be transferred to the Company, any Subsidiary, an affiliate and any third parties assisting in the implementation, administration and management of the Plan, including without limitation a stock plan administrator for on-line administration of the Plan, that these recipients may be located in the Grantee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Grantee understands that the Data shall be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.

EXHIBIT A

Vesting and Restrictions

The Performance Stock Units are subject to both a Performance Restriction and a Time-Based Restriction, as described below (collectively, the “Period of Restriction”).

Performance Restriction

1.MEASUREMENT PERIODS

Subject to the terms and conditions hereof and of the Agreement and the Plan, the Portion of Performance Stock Units Eligible to be Earned each Measurement Period are subject to the performance restrictions as set forth more fully below (the “Performance Restrictions”), which are measured on three separate periods that each begin on January 1 and end on December 31 of calendar years 2025, 2026 and 2027, respectively (each individually, a “Measurement Period” and collectively the “Measurement Periods”).

Measurement Periods	Measurement Period Start Date	Measurement Period End Date	Portion of Performance Stock Units Eligible to be Earned
Period 1	January 1, 2025	December 31, 2025	One-third of the Target Performance Stock Units granted
Period 2	January 1, 2026	December 31, 2026	One-third of the Target Performance Stock Units granted
Period 3	January 1, 2027	December 31, 2027	One-third of the Target Performance Stock Units granted

2.PERFORMANCE GOALS

(a)The Performance Restrictions have been established by the Compensation Committee of the Board.

(b)After the end of each Measurement Period, the Company will determine (and the Compensation Committee of the Board will certify) the Company’s Revenue Growth (as defined below) and EPS Growth (as defined below) during each Measurement Period. Fifty percent (50%) of the Portion of Performance Stock Units Eligible to be Earned for each Measurement Period are subject to a Revenue Growth performance goal and fifty percent (50%) of the Portion of Performance Stock Units Eligible to be Earned for each Measurement Period are subject to an EPS Growth performance goal, in each case as described below. For each Measurement Period, interpolation will apply between the “Threshold” and “Low” performance goals and the “Low” and the “Target” performance goals and between the “Target” and “High” performance goals and the “High” and “Maximum” performance goals set forth below.

	Threshold	Low	Target	High	Maximum
Revenue Growth	0%	4.5%	5%	5.5%	7%

EPS Growth	0%	9%	10.5%	12%	14%
Vesting (% of target Performance Stock Units)	0%	90%	100%	120%	200%

(c)After the end of each Measurement Period, the Company will determine (and the Compensation Committee of the Board will certify) the total Performance Stock Units earned for such Measurement Period (based on the Portion of Performance Stock Units Eligible to be Earned for such Measurement Period) (the “Banked Performance Stock Units”); provided, however, the Banked Performance Stock Units shall remain subject to the Total Shareholder Return modifier (“TSR Modifier”) described in Section 3 below and shall remain subject to the Time-Based Restriction described in Section 4 below.
(d)The term “Revenue Growth” means the year-over-year percentage increase for the Measurement Period of GAAP revenue as reported in the Company’s Annual Report on Form 10-K (“revenue”), excluding the impact of fluctuations in foreign currency exchange rates for the current period by applying prior-year foreign exchange rates to current-period revenue, and excluding revenues from the Company’s non-strategic businesses in the Company’s corporate and other segment. For the avoidance of doubt, Revenue Growth is equivalent to “Adjusted revenue growth” as reported in the Company’s year-end earnings release. Revenue Growth will be equitably adjusted, unless deemed immaterial by the Compensation Committee of the Board, for the impact(s) of (1) re-segmentation; (2) increased revenue contribution from acquisitions or decreased revenue contribution from divestitures, compared to the contribution assumed in the Performance Goals for the Measurement Periods; (3) changes in fiscal year end; (4) changes in law or accounting principles; (5) the bankruptcy of a major customer or customers; (6) the forced exit from international markets; and (7) pandemics, financial crises or force majeure events. Further, the Compensation Committee of the Board may, in its sole discretion, adjust in an equitable manner, Revenue Growth in the event of any extraordinary, infrequent or non‐recurring items that were not contemplated in the original target-setting process or over which the Company has no control. If Revenue Growth for a completed Measurement Period exceeded the Maximum level (i.e., 5%), the Revenue Growth for the next Measurement Period immediately following such completed Measurement Period in which the Revenue Growth greater than the Maximum level was achieved shall be measured relative to the revenue that would have attained the specified Maximum level (i.e., 5%) for such completed Measurement Period (and not on the actual revenue achievement at the end of such completed Measurement Period).

(e)The term “EPS Growth” means the year-over-year percentage increase for each Measurement Period in percentage of adjusted earnings per share growth as reported in the Company’s year-end earnings release. EPS will be measured on a continuing operations basis and with respect to any revisions or restatements of immediately preceding fiscal period revenues or expenses. EPS Growth will be equitably adjusted, unless deemed immaterial by the Compensation Committee of the Board, for the impact(s) of (1) stock splits, reverse stock splits and dividends; (2) a change in the Company’s percentage ownership stake in Worldpay (3) increased earnings contribution from acquisitions or decreased earnings contribution from divestitures, compared to the contribution assumed in the Performance Goals for the Measurement Periods, including any directly related tax benefits or expenses; (4) re-segmentation; (5) changes in the statutory federal corporate income tax rate compared to the rate in effect when the three-year Performance Goals were set; (6) fluctuations in foreign currency exchange rates during the

Measurement Periods compared to the exchange rates used to the set the Performance Goals for the Measurement Periods; (7) war or a conflict recognized by the US government; (8) a third-party cybersecurity breach beyond the reasonable control of the Company; (9) changes in fiscal year end; (10) changes in law or accounting principles; (11) the bankruptcy of a major customer or customers; (12) the forced exit from international markets; and (13) pandemics, financial crises or force majeure events. Further, the Compensation Committee of the Board may, in its sole discretion, adjust in an equitable manner, EPS Growth in the event of any extraordinary, infrequent or non‐recurring items that were not contemplated in the original target-setting process or over which the Company has no control. For the avoidance of doubt, (x) any such adjustments to EPS Growth shall be made net of taxes, as applicable; (y) any adjustments determined by the Compensation Committee of the Board to be applied to the Revenue Growth metric should be applied, on an after-tax basis, to the EPS Growth metric; and (z) no duplicate adjustments shall be made. If EPS Growth for a completed Measurement Period exceeded the Maximum level (i.e., 11%), the EPS Growth for the next Measurement Period immediately following such completed Measurement Period in which the EPS Growth greater than the Maximum level was achieved shall be measured relative to the adjusted earnings per share that would have attained the specified Maximum level (i.e., 11%) for such completed Measurement Period (and not on the actual adjusted earnings per share achievement at the end of such completed Measurement Period). The normalized earnings per share base for measuring EPS Growth for Period 1 shall be $5.22.

Any Performance Stock Units that fail to be earned in a Measurement Period based on the satisfaction of the Performance Restriction for a Measurement Period shall be immediately forfeited to the Company.

3.TSR Modifier

(a)After the end of the final Measurement Period, the total Banked Performance Stock Units in aggregate for all Measurement Periods in accordance with Section 2 above, if any, shall be adjusted by applying a TSR Modifier to the aggregate Banked Performance Stock Units for the Measurement Periods. The TSR Modifier is based on the Company’s relative TSR percentile rank for the time from the Period 1 Measurement Period Start Date to the Period 3 Measurement Period End Date compared to the TSR of the S&P 500 companies, as described below. For the avoidance of doubt, the maximum amount of the Portion of Performance Stock Units Eligible to be Earned in aggregate for all Measurement Periods after application of the TSR Modifier may not exceed 250% of the Performance Stock Units Granted. Following the application of the TSR Modifier to the Banked Performance Stock Units for all Measurement Periods in accordance with Section 2 above, then such Banked Performance Stock Units, as modified by the TSR Modifier, shall be deemed to have satisfied the Performance Restrictions described above; provided, however, such Banked Performance Stock Units shall remain subject to the Time-Based Restriction described below.

TSR Modifier Structure
Percentile Performance	Modifier
>=75th percentile	+25%*
25th to 74th percentile	No adjustment
<25th percentile	-25%*
        *multiplied by the total Banked Performance Stock Units for each Measurement Period

(b)For all Measurement Periods subject to this Grant, the peer group (the “Peer Group”) consists of the shares of the companies that are included in the S&P 500 index (the “Index”) at the Measurement Period Start Date of the Period 1 Measurement Period. If the shares of a company are removed from the Index due to bankruptcy or insolvency during the Measurement Periods, the shares of that company will not be removed from the Peer Group. If the shares of a company in the Peer Group are removed from the Index due to merger, acquisition or other corporate action during the Measurement Periods, the shares of the company removed from the Index will be removed from the Peer Group only where the date of removal from the Index occurs prior to the Period 3 Measurement Period End Date.

(c)The calculation of the TSR for purposes of determining the TSR Modifier for the Measurement Periods is the average daily closing price per share for the last twenty (20) trading days of the Period 3 Measurement Period (the “Ending Stock Price”) minus the average daily closing price per share for the last twenty (20) trading days immediately preceding the Period 1 Measurement Period Start Date (the “Beginning Stock Price”), plus Reinvested Dividends, with the resulting amount divided by the Beginning Stock Price. “Reinvested Dividends” will be calculated by multiplying (i) the aggregate number of shares (including fractional shares) that could have been purchased during the Measurement Periods had each cash dividend paid on a single share during that period been immediately reinvested in additional shares (or fractional shares) at the closing selling price per share on the applicable dividend payment date by (ii) the average daily closing price per share calculated for the entire duration of the Measurement Periods. Each of the foregoing amounts will be equitably adjusted for stock splits, stock dividends, recapitalizations and other similar events affecting Shares of the Company and the shares of the companies in the Peer Group. For companies in the Peer Group that are not on a calendar fiscal year, the TSR modifier will be measured consistent with the Company’s calendar fiscal year. For the avoidance of doubt, the TSR Modifier formula is:

TSR = (Ending Stock Price – Beginning Stock Price) + Reinvested Dividends
Beginning Stock Price

Time-Based Restriction

4.Time-Based Restriction

For any Banked Performance Stock Units to vest, the Grantee must remain continuously employed by the Company from the Grant Date through the third anniversary of the Grant Date (the “Time-Based Restriction”).

APPENDIX A
STATE SPECIFIC MODIFICATIONS
1.    If you reside in Alabama, for so long as you reside in Alabama, the restriction in Section 6(b)(2) shall apply only to employees and independent contractors who are uniquely essential to the management, organization, or service of the business of the Company or its affiliates and Subsidiaries (such as employees or independent contractors involved in management or significant customer sales or servicing).
2.    If you reside in Arizona, for so long as you reside in Arizona and are subject to its laws the restrictions in Sections 6(b)(1)(i) and (ii) will only apply to the county in Arizona where you reside, and the counties that are contiguous to the county where you reside, and a 75 mile radius of each Company facility or place of business that you were provided Confidential Information about in the applicable look back period, or if 75 miles is not enforceable, then a 50 mile radius of each Company facility or place of business that you were provided Confidential Information about in the applicable look back period.
3.    If you reside in Arkansas, for so long as you reside in Arkansas and are subject to its laws, regarding Section 6(a), the restriction against disclosure of Confidential Information shall be limited to a period of two years following the termination of your employment (whatever the cause) for any information that does not qualify as a trade secret under applicable law. Nothing herein, limits or waives any rights or remedies of the Company for misappropriation of any trade secret included in the Confidential Information or otherwise.
4.    If you reside in California, for so long as you reside in California and are subject to its laws, Sections 6(b)(1)(i), 6(b)(1)(ii), 6(b)(1)(iii), and 6(b)(2) shall not apply after your employment terminates; and no provision or requirement of the Agreement will be construed or interpreted in a manner contrary to the public policy of the State of California.
5.    If you reside in Colorado, for so long as you reside in Colorado and are subject to its laws, Section 6(a) shall not prohibit you from disclosing any alleged discriminatory or unfair employment practice; information that arises from the your general training, knowledge, skill, or experience, whether gained on the job or otherwise; information that is readily ascertainable to the public; or information that you otherwise have a right to disclose as legally protected conduct. Section 6(b)(1)(iii) shall not apply unless your annualized cash compensation is equivalent to or greater than sixty percent of the threshold amount for highly compensated workers. Sections 6(b)(1)(i) and (ii) shall not apply unless your annualized cash compensation is equivalent to or greater than the threshold amount for highly compensated workers. You acknowledge and agree that you have received a separate notice regarding the terms of Section 6 at least fourteen days prior to the date this Agreement becomes effective.
6.    If you reside in Connecticut, for so long as you reside in Connecticut and are subject to its laws, regarding Section 6(a), the restriction against disclosure of Confidential Information shall be limited to a period of two years following the termination of your employment (whatever the cause) for any information that does not qualify as a trade secret under applicable law. Nothing herein, limits or waives any rights or remedies of the Company for misappropriation of any trade secret included in the Confidential Information or otherwise.
7.    If you reside in the District of Columbia, for so long as you reside in the District of Columbia and are subject to its laws, the language in Sections 6(b)(1)(i) and (ii) shall not apply, unless you are a “highly compensated employee” as defined in D.C. Code 32-581.01(10). When otherwise applicable, Sections 6(b)(1)(i) and (ii) shall apply for only one year from the date that your employment terminates.

8.    If you reside in Georgia, for as long as you reside in Georgia and are subject to its laws, Sections 6(b)(1)(i) and (ii) shall apply only if you, in the course of your employment, do any of the following: customarily and regularly solicit for the Company customers or prospective customers; customarily and regularly engage in making sales or obtaining orders or contracts for products or services to be performed by others; have a primary duty of managing the enterprise in which you are employed or of a customarily recognized department or subdivision thereof; customarily and regularly direct the work of two or more other employees; have the authority to hire or fire other employees or have particular weight given to suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees; or perform the duties of a key employee or of a professional. The language in Section 6(b)(2) shall apply to the territory where you are working at the time of termination of your employment with the Company and its affiliates and Subsidiaries.
9.    If you reside in Illinois, for so long as you reside in Illinois and are subject to its laws, Section 6(a) shall not prevent you from reporting any allegations of unlawful conduct to federal, state, or local officials for investigation, including but not limited to alleged criminal conduct or unlawful employment practices; participating in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws; testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices on the part of the Company or its agents or employees, when you have been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature; making any truthful statements or disclosures required by law, regulation, or legal process; or requesting or receiving confidential legal advice. The language in Sections 6(b)(1)(iii) and 6(b)(2) shall not apply unless your actual or expected annualized rate of earnings exceeds $45,000 per year. This figure shall increase to $47,500 per year beginning on January 1, 2027, $50,000 per year beginning on January 1, 2032, and $52,500 per year beginning on January 1, 2037. The language in Sections 6(b)(1)(i) and (ii) shall not apply unless your actual or expected annualized rate of earnings exceeds $75,000 per year. This figure shall increase to $80,000 per year beginning on January 1, 2027, $85,000 per year beginning on January 1, 2032, and $90,000 per year beginning on January 1, 2037.
10.    If you reside in Louisiana, for so long as you reside in Louisiana and are subject to its laws: the enforcement of the restrictions in Sections 6(b)(1)(i), (ii), and (iii) will be limited within Louisiana to the parishes and outside of Louisiana to those counties in which you assisted the Company in providing its products and services during the applicable look back period, as are indicated below; provided, however, that nothing in Agreement may be construed to prohibit the enforcement of Sections 6(b)(1)(i), (ii), and (iii) in accordance with their terms in states outside of Louisiana:
Parish:
County:

11.    If you reside in Maine, for so long as you reside in Maine and are subject to its laws, Section 6(a) shall not limit any right to report or discuss unlawful employment discrimination occurring in the workplace or at work-related events; limit your right to report, testify or provide evidence to a federal or state agency that enforces employment or discrimination laws; prevent you from testifying or providing evidence in federal and state court proceedings in response to legal process; or prohibit you from reporting conduct to a law enforcement agency. The language in Sections 6(b)(1)(i) and (ii) shall not apply if your wages are less than 400% of the federal poverty level, and the terms of Sections 6(b)(1)(i) and (ii) do not take effect until after one year of employment or a period of 6 months from the date the Agreement was signed, whichever is later.
12.    If you reside in Maryland, for so long as you reside in Maryland and are subject to its laws, the language in Sections 6(b)(1)(i) and (ii) shall not apply if you earn equal to or less than 150% of the state minimum wage.
13.    If you reside in Massachusetts, for so long as you reside in Massachusetts and are subject to its laws, Sections 6(b)(1)(i) and (ii) shall not apply beyond 12 months after the cessation of your employment, unless you breach a fiduciary duty to the Company or you unlawfully take, physically or electronically, property belonging to the Company, in which case Sections 6(b)(1)(i) and (ii) shall not apply beyond 2 years from the date of cessation of your employment. Sections 6(b)(1)(i) and (ii) shall not apply if you are classified as non-exempt under the Fair Labor Standards Act. You have the right to consult with counsel (of your choosing and at your cost) before signing this Agreement. You acknowledge and agree that you had at least 10 business days to consider this Agreement before agreeing to its terms.
14.    If you reside in Minnesota, for so long as you reside in Minnesota and are subject to its laws, Sections 6(b)(1)(i) and (ii) shall not apply after your employment terminates.
15.    If you reside in Nebraska, for so long as you reside in Nebraska and are subject to its laws, the customer and prospective customer restrictions in Section 6(b)(1)(iii) are limited to Customers and Prospective Customers with which or whom you had contact.
16.    If you reside in Nevada, for so long as you reside in Nevada and are subject to its laws, the language in Sections 6(b)(1)(i) and (ii) shall not apply if you are paid on an hourly basis.
17.    If you reside in New Hampshire, for so long as you reside in New Hampshire and are subject to its laws, the language in Sections 6(b)(1)(i) and (ii) shall not apply if your hourly rate is less than or equal to 200% of the federal minimum wage. Section 6(b)(1)(iii) shall not apply if you do not solicit the former Customer or Prospective Customer; the Customer or Prospective Customer voluntarily chooses to seek services from you; and you are otherwise complying with the limitations contained in Section 6.
18.    If you reside in North Dakota, for so long as you reside in North Dakota and are subject to its laws, the language in Sections 6(b)(1)(i), (ii), and (iii) shall not apply after your employment terminates.
19.    If you reside in Oklahoma, for so long as you reside in Oklahoma and are subject to its laws, the restrictions in Sections 6(b)(1)(i), (ii), and (iii) are amended to provide that, notwithstanding anything in

Sections 6(b)(1)(i), (ii), and (iii) to the contrary, it shall not be a violation of the restrictions in this Agreement for you to engage in the same business as that conducted by the Company or in similar business as long as you do not directly solicit the sale of goods, services, or a combination of goods and services, from Customers of the Company.
20.    If you reside in Oregon, for so long as you reside in Oregon and are subject to its laws, Section 6(a) shall not have the effect of preventing you from disclosing conduct that constitutes discrimination prohibited by ORS 659A.030, including conduct that constitutes sexual assault; conduct that constitutes discrimination prohibited by ORS 659A.082; conduct that occurred between employees or between the Company and an employee in the workplace or at a work-related event that is off the employment premises and coordinated by or through the Company; or conduct that occurred between the Company and an employee off the employment premises. The restrictions in Sections 6(b)(1)(i) and (ii) shall not apply if you are an “excluded employee” under Oregon Revised Statute 653.020 and the total amount of your annual gross salary and commissions, calculated on an annual basis, at the time of your termination exceeds $100,533, adjusted annually for inflation pursuant to the Consumer Price Index for All Urban Consumers, West Region (All Items), as published by the Bureau of Labor Statistics of the United States Department of Labor immediately preceding the calendar year of your termination. Sections 6(b)(1)(i) and (ii) shall not apply beyond 12 months from the date your employment terminates.
21.    If you reside in Rhode Island, for so long as you reside in Rhode Island and are subject to its laws, the language in Sections 6(b)(1)(i) and (ii) shall not apply if you are in a non-exempt position, you participate in an internship or short term employment relationship while enrolled in an undergraduate or graduate degree program, or your average annual earnings are not more than two hundred fifty percent (250%) of the federal poverty level for individuals as established by the United States Department of Health and Human Services federal poverty guidelines.
22.    If you reside in Virginia, for so long as you reside in Virginia and are subject to its laws, regarding Section 6(a), the restriction against disclosure of Confidential Information shall be limited to a period of two years following the termination of your employment (whatever the cause) for any information that does not qualify as a trade secret under applicable law. Nothing herein limits or waives any rights or remedies of the Company for misappropriation of any trade secret included in the Confidential Information or otherwise. The language in Sections 6(b)(1)(i) and (ii) does not apply to employees whose average weekly earnings are less than the average weekly wage as determined by the Commonwealth of Virginia pursuant to Virginia Code §65.2-500 (B).
23.    If you reside in Washington, for so long as you reside in Washington and are subject to its laws, Section 6(a) shall not prevent you from disclosing or discussing conduct, or the existence of a settlement involving conduct, that you reasonably believe under Washington, federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy; and shall not prohibit you from disclosing conduct that occurs at the workplace, at work-related events coordinated by or through the employer, between employees, or between an employer and an employee, whether on or off the employment premises. The language in Sections 6(b)(1)(i) and (ii) shall not apply unless your annualized earnings exceed $100,000 per year adjusted annually in accordance with RCW 49.62.040.

24.    If you reside in Wisconsin, for so long as you reside in Wisconsin and are subject to its laws, regarding Section 6(a), the restriction against disclosure of Confidential Information shall be limited to a period of two years following the termination of your employment (whatever the cause) for any information that does not qualify as a trade secret under applicable law. Nothing herein limits or waives any rights or remedies of the Company for misappropriation of any trade secret included in the Confidential Information or otherwise.